Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270106

PPG INDUSTRIES, INC.

October 30, 2025

Issuer:	PPG Industries, Inc.

Title of Securities:	4.375% Notes due March 15, 2031

Format:	SEC Registered

Expected Ratings:*	A3/BBB+/BBB+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Principal Amount Offered:	$700,000,000

Trade Date:	October 30, 2025

Settlement Date (T+2)**:	November 3, 2025

Maturity Date:	March 15, 2031

Price to Public:	99.570% of the principal amount offered

Coupon:	4.375% per annum

Yield to Maturity:	4.467%

Spread to Benchmark Treasury:	T+75 bps

Benchmark Treasury:	3.625% due September 30, 2030

Benchmark Treasury Price and Yield:	99-18 3⁄4 ; 3.717%

Interest Payment Dates:	Semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2026

Make-Whole Call:	Prior to February 15, 2031 at T+15 bps

Par Call:	On or after February 15, 2031

CUSIP/ISIN:	693506BY2 / US693506BY26

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. PNC Capital Markets LLC BofA Securities, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Intesa Sanpaolo IMI Securities Corp.

Santander US Capital Markets LLC

SG Americas Securities, LLC

UniCredit Capital Markets LLC

Co-Managers:

Academy Securities, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Danske Markets Inc

ICBC Standard Bank Plc

ING Financial Markets LLC

Morgan Stanley & Co. LLC

SEB Securities, Inc

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

*

A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

We expect to deliver the notes to purchasers on or about November 3, 2025, which will be the second business day following the pricing of the notes (such settlement cycle being herein referred to as “T+2”). Under Rule 15c6-l under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date should consult their own advisor.

This final term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated October 30, 2025 and accompanying prospectus dated February 28, 2023.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or PNC Capital Markets LLC toll-free at 1-855-881-0697.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2